EXHIBIT 10.48

                       OPERATING AGREEMENT
                               FOR
                      FIRST-N-LAST L.L.C.,
                A UTAH LIMITED LIABILITY COMPANY


                            Article I
                           Definitions

     In this Operating Agreement, the following terms shall have the meanings defined below, unless another meaning is stated in the text of the Operating Agreement.

     "Articles of Organization" are the Articles of Organization for First-N-Last Limited Company filed with the Utah Division of Corporations and Commercial Code of the Department of Commerce on or about the 20th of April, 1995.

     "Capital Account" at any time shall be the Capital
Contribution to the Company by a Member, as adjusted under
Article VIII.

     "Capital Contribution" is any Member's contribution to Company capital, in cash or property.

     "Initial Capital Contribution" is any Member's contribution to Company capital, in cash or property.

     "Capital Interest" is the proportion (expressed as a percentage) which a Member's positive Capital Account bears to the aggregate of all positive Capital Accounts of all Members with positive balances.

     "Code" is the Internal Revenue Code of 1986, as amended.

     "Act" or "Utah Act" is the Utah Limited Liability Company
Act.

     "Company" is First-N-Last L.L.C.

     "Deficit Capital Account" is any deficit balance in a Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

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     1.  credit to such Capital Account any amount which such
Member is obligated to restore under Sec. 1.704-1(b)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of such Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2(d) of such Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2(i)(3) of such Regulations; and

     2. debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury
Regulations.

     The foregoing Deficit Capital Account is intended to comply with Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted in conformity therewith.

     "Distributable Cash" is all cash, revenues and funds received by the Company, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on Company debt, and all other sums paid to lenders; (ii) all cash expenditures incurred in connection with regular Company business; and (iii) such Reserves as the Manager deems prudent to proper operation of the Company business.

     "Economic Interest" is a Member's or Economic Interest
Owner's share of Company Net Profits or Net Losses or distributions of assets, or any combination of such, pursuant to this Operating Agreement and the Act, but shall not include any right to participate in management of Company business or affairs, or the right to vote on, consent to or otherwise participate in an decision of Members.

     "Economic Interest Owner" is the owner of an Economic
Interest, who is not also a Member.

     "Entity" is any general of limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, or other form of domestic or foreign business organization.

     "Fiscal Year" is the Company's fiscal year, which shall be the 12 months ending May 31.

     "Gifting Member" is a Member or Economic Interest Owner who gifts or otherwise transfers without consideration (by operation of law or otherwise, except with respect to bankruptcy) all or any part of a Membership Interest or Economic Interest.
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     "Majority Interest" is the Interest(s) of Member(s) which
exceeds 50 percent of the aggregate of all Capital Interests.
     "Member" is each party who executes this Operating Agreement as a Member, and each of the parties who thereafter become Members. To the extent the Operating Manager has purchased Membership Interests in the Company, it shall have all rights of a Member with respect to such Membership Interests. If a Person is a Member immediately prior to acquisition by such Person of an Economic Interest, such rights as a Member shall extend to the acquired Interest.

     "Net Profits" and "Net Losses" are Company income, gain, loss, deductions and credits, determined in accordance with generally accepted accounting principles under the accrual method of accounting, determined as of the close of each fiscal year on the Company informational tax return filed for federal income tax purposes.

     "Operating Manager" initially under this Agreement shall refer to Canyon Homesteads, Inc. ("CHI"), a Utah corporation, or any other person(s) who succeeds it in such capacity.

     "Person" is an individual or Entity, and his or her heirs, executors, or administrators, and his or her or its successors and assigns.

     "Reserves" are such amounts of funds, determined with respect to an appropriate fiscal period, which have been set aside or allocated during the period for Company working capital, taxes, insurance, service of debt and other costs and expenses incident to the business of the Company.

     "Selling Member" is a Member or Economic Interest Owner who sells, assigns or otherwise transfers for consideration all or a portion of such Interest.

     "Transferring Member" includes a Selling Member and a Gifting Member.

     "Treasury Regulations" include all proposed, temporary and final regulations under the Code, whenever promulgated.

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                           ARTICLE II
                           Formation

     2.1 Formation. On or about April 20, 1995 the Company was organized under Utah law.

     2.2  Name.  The name of the Company is First-N-Last L.L.C.

     2.3  Principal Place of Business.  The principal place of
Company business in Utah is in Ticaboo, Garfield County, Utah which location (and the registered office of the Company) may be changed by the Members from time to time.

     2.4 Registered Office and Registered Agent. The Company's initial registered office and registered agent are as stated in the Articles of Organization.

     2.5 Term. The term of Company existence shall be perpetual, unless the Company is sooner dissolved under this Agreement or the Act.


                          ARTICLE III
                            Business

     3.1 Permitted Business. The business of the Company shall be any lawful business, including but not limited to the holding and development of a convenience store service station and boat storage operation at Ticaboo.


                           ARTICLE IV
                            Members

     The names and addresses of the initial two Members at execution date of the original Operating Agreement are:

     Canyon Homesteads, Inc.            Arrowstar Investments
Inc.
     877 North 8th West            877 North 8th West
     Riverton, Wyoming 82501            Riverton, Wyoming 82501

     The Initial Capital contributions, are set forth in Article
VII.


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                           ARTICLE V
Rights and Duties of Management Committee and the Operating Mana ger

     5.1 Management Committee. The business and affairs of the Company shall be managed overall by its Management Committee, which shall have the ultimate authority to determine the goals, objectives and polices for the Company; formulate the development and overall business strategy for the Company; and establish the annual budget for Company business (including a minimum 3 year forecast). For so long as the initial Members have equal Membership Interests (50 percent each) from the two initial Members; if a representative cannot attend a meeting, an alternate may serve. The special allocation to Arrowstar

Investments Inc. ("Arrowstar") of 75 percent of profits and losses under Article VIII shall be disregarded in determining the initial Members' representation rights.

     If a Member's Membership Interest becomes less than 40 percent, that Member shall be entitled to one representative on the Management Committee; if the Membership Interest becomes less than 20 percent, that Member shall be entitled to no representative and shall become an Economic Interest Owner. The preceding changes in representation rights shall become effective immediately on change in Membership Interest owned.

     All decisions of the Management Committee shall be decided by majority vote of the representatives.

     The Management Committee shall hold regular meetings at least quarterly in Riverton, Wyoming or other mutually agreed places, on 10 days notice of such regular meetings. Additionally, either Member may call a special meeting on five days' notice to the other Member(s). If an emergency situation, reasonable notice will be sufficient for a special meeting. If only one Member's representatives are present, the meeting shall be rescheduled, but at a rescheduled meeting a quorum will exist if one Member is represented.

     Every notice of a meeting shall include an itemized agenda prepared by the Operating Manager in case of a regular meeting, or by the calling Member in case of a special meeting, but any matter may be considered at any meeting if deliberation on such ex-agenda matter is consented to by the Members.

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     Minutes of each meeting shall be prepared by the Operating
Manager, who shall distribute drafts within 10 days after each meeting. The minutes, when signed by all Members, shall be the official record of proceedings for that meeting and of decisions made by the Management Committee, and shall be binding on the Operating Manager. Reasonable meeting attendance costs for Member representatives shall be paid by the Company.

     If necessary under the circumstances, a telephone conference wherein all representatives can participate may be held in lieu of an actual meeting, provided all decisions are reduced to writing and confirmed by all Members.

     The authority of the Management Committee shall be delegated to the Operating Manager. The Management Committee shall provide overall direction and guidance to the Operating Manager, who will be responsible for implementing approved courses of action and budgets for the Company and its business, including without limitation the specific duties set forth in Section 5.2. The Operating Manager may be replaced by majority vote of the Management Committee.

     5.2 Operating Manager Duties and Powers. The Operating Manager shall conduct all duties and activities on behalf of the Company in good faith and in the best interests of the Company. Subject to this Operating Agreement and the general oversight and direction of the Management Committee, the Operating Manager shall have the full authority to carry out the day-to-day management of the Company and conduct all operations, including (without limitation) the following powers and duties to:

          (a) Supervise the preparation of all plans for construction of improvements to the convenience store service station and boat storage site at Ticaboo.

          (b) Supervise the day-to-day activities of the convenience store service station and boat storage operations at Ticaboo.

          (c) Prepare and submit all reports to Utah regulatory agencies and other authorities, as required by State of Utah leases and otherwise.

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          (d)  Monitor all construction of improvements, to the
extent necessary to conform operations to budget and contracts with general contractors, and to the extent possible keep all Company assets free and clear of all liens and encumbrances, except those existing when particular assets are acquired. The Operating Manager shall release or discharge mechanic's or materialmen's liens in a diligent manner.

          (e) Obtain and maintain all insurance policies as directed by the Management Committee and regulatory agencies.

          (f) Purchase or otherwise acquire all inventories, materials, supplies, equipment, utility and transportation services required for Company operations in all phases, such purchases and acquisitions to be made on the best terms available, taking into account all circumstances.

          (g) Make or arrange for all payments required by leases (including the Special Use Lease and Base Lease), licenses, permits, contracts and other agreements related to Company assets; pay all taxes, assessments and like charges on operating activities and assets (except taxes for which Members are sole responsible); apply for all necessary permits, licenses and approvals; and comply with applicable federal, state and local laws and regulations (and notify the Management Committee of substantial alleged violations thereof).

          (h) If authorized by the Management Committee, contest in the courts or other forums the validity or amount of any taxes, assessments, charges or levied fines, if deemed by the Operating Manager to be unlawful, unjust, unequal or excessive, or otherwise take steps it deems reasonable to procure a cancellation, reduction, or adjustment thereof. However, the Operating Manager shall not permit or allow title to any Company assets to be lost as a result of nonpayment of taxes, assessments or like charges.

          (i) Sell or otherwise dispose of Company assets in the ordinary course of business as approved by the Management Committee, and pay all just bills for goods and services provided to Company when due, but without prior authorization of the Management Committee, all checks for more than $5,000.00 shall require the signature of a representative of each Member.

          (j) Keep and maintain all required accounting and financial records pursuant to the Accounting Procedure attached to this Operating Agreement, in accordance with customary accounting methods used in the service industry.
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          (k)  Keep the Management Committee advised of all
operations by submitting in writing to the Management Committee:
(1) monthly progress reports, including statements of expenditures and comparisons of such expenditures to the budget for the period; (2) periodic summaries of all data acquired in the course of operations (results of marketing surveys and any other kind of information potentially useful in measuring the success of any operations or evaluating a business strategy); (3) copies of routine reports concerning operations; (4) within 60 days after completion of any budget or particular program, a detailed final report with comparisons between actual and budget expenditures, and comparisons between objectives and results of the programs; and (6) any other reports reasonably requested by the Management Committee.

          (l) Except as required otherwise by the above, conduct all operations and incur all expenses and acquire all assets, only pursuant to approved programs and budgets, to be prepared and submitted by the Operating Manager in reasonable detail as to scope, direction and nature (with fiscal basis) to the Management Committee. The initial program and budget shall be submitted within 60 days of formation of the Company; thereafter an annual program and budget shall be submitted by July 30 of each year (the Company fiscal year ends May 31), with the first annual budget to be submitted by July 30, 1995.

          The Management Committee will evaluate and decide whether to adopt the proposed program and budget, or determine to amend the proposal, within 30 days of submission. The Management Committee shall determine the final Program and Budget, and notify all Members of such. Each Member shall have the opportunity to contribute to the Program and Budget capital requirements, in proportion to their Membership Interest (disregarding the 90 and 75 percent special allocations to Arrowstar), or in a lesser amount, or not at all, in which cases its Membership Interest shall be recalculated as provided herein. However, if a Member fails to notify the Management Committee of its election, such Member shall be deemed to have elected to contribute in full proportion to is Membership Interest as of the beginning of the period covered by the program and budget.

          In the event of a material departure from an adopted program and budget, the Operating Manger shall notify the Management Committee. If the capital expenditures in an approved budget are exceeded by more than 20 percent, then the excess over 20 percent (unless directly caused by an emergency or unexpected but warranted expenditure, or unless otherwise authorized by the Management Committee and incorporated into an amended program and
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budget) shall be borne by and for the sole account of the
Operating Manger. Budget overruns of 20 percent or less shall be borne by Members according to their Membership Interests as of the date when the overrun occurs.

          (m) The Operating Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

     5.3 Resignation. Upon one month notice to the Management Committee, the Operating Manager may resign, in which event the other Member may elect to become the new Operating Manager. If there are then more than two Members, then the nonresigning Members shall decide amongst themselves who shall take the position, according to majority vote by percentage Membership Interest. In addition, if any of the following occur, the Operating Manager shall be deemed to have offered to resign, which offer shall be effective if accepted by the other Member(s) within 90 days of the offer:

          (a) The Operating Manger fails to perform a material obligation imposed upon it under this Agreement, and fails to cure same within 30 days after notice from the other Member(s) or the Operating Committee.

          (b)  A receiver, liquidator or trustee for a
substantial part of the Operating Manager's assets is appointed and not made ineffective or discharged within 60 days thereafter.

          (c) The Operating Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or to the appointment of or taking possession by a receiver or similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors.

     5.4 Liability for Certain Acts. The Operating Manager shall perform its duties in good faith, in a manner reasonably believed to be in the best interest of the Company, with such care as an ordinarily prudent person would use in similar circumstances. The Operating Manager shall not be liable to the Company or any Member for loss or damage, unless due to fraud, deceit, gross negligence or willful conduct, or breach of this Operating Agreement by the Manger.

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     5.5  No Exclusive Responsibilities to Company; No
Profiteering. The Operating Manger is not required to devote full time to Company business, and may engage in other business interests, provided such do not compete with the Company directly or indirectly. No Member is entitled to share in a Manager's or another Member's business by virtue of this Operating Agreement, provided, that the preceding shall not ever be construed to allow the Operating Manager to make any profits for its or its affiliates' accounts from doing any kind of business with the Company or its assets, unless such profits are made with the prior consent of all Members.

     5.6 Indemnity. To the full extent allowed by the Act, the Company shall indemnify the Operating Manager.

     5.7 Manager Compensation. The Operating Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure attached to and incorporated by reference into their Operating Agreement.


                           ARTICLE VI
               Rights and Obligations of Members

     6.1 Limitation of Liability. The liability of each Member shall be limited as set forth in this Operating Agreement and the Act.

     6.2 Company Debt Liability. A Member shall not be personally liable for any debts or losses of the Company beyond or in addition to its respective Capital Contributions, except under Section 6.7 or as otherwise required by law.

     6.3 List of Members. The Manger shall provide any Member a list of names, addresses and Membership and Economic Interests for all Members, on written request.

     6.4 Approval of Sale of All Assets. The Members have the right, by affirmative vote of Members holding a majority of all Membership Interests, to approve the sale, exchange or other disposition of all, or substantially all, of the Company's assets (other than in the ordinary course of business) which is to occur as part of a single transaction or plan.

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     6.5  Company Books.  In accordance with Section 11.10, the
Manager shall maintain and preserve, during the term of the Company and for five years thereafter, all accounts, books, and other documents of the Company. On reasonable request, each Member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the expense of the requestor. Further, each Member shall have the right to inspect the books and records of each Member as they relate to business conducted by each Member with the Company in any manner.

     6.6 Priority and Return of Capital. Except as may be expressly provided in Article IX, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member or Economic Interest Owner has made to the Company.

     6.7  Liability of a Member to the Company.

          (a) If a Member has received the return of any part of its contribution without violation of this Agreement or the Act, it is liable to the Company thereafter for the amount of the returned contribution, plus interest, but only to the extent necessary to discharge the Company's liability to creditors who extended credit or whose claims arose before the return of the capital contribution.

          (b) A Member holds as trustee for the Company any money or other property wrongfully paid or conveyed to the Member on account of its capital contribution.

                          ARTICLE VII
       Contributions to the Company and Capital Accounts

     7.1  Members' Capital Contributions.

          (a) Initial Capital Contributions. On formation of the Company, the Members have each contributed the following:
CHI contributes its equity interest in the Ticaboo Service Station and Boat Storage Operation and Arrowstar shall contribute cash or cash equivalent of One Hundred Fifty Thousand Dollars ($150,000). For purposes of this subparagraph only, the value of each such contribution is agreed to be $150,000.00.

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          (b)  Cash Working Capital.

               (1)  First $50,000.00.  Member Arrowstar, if
necessary, shall contribute or arrange for the loan of up to $50,000.00 to the Company (the loan may be secured with Company assets), as determined by the Management Committee, to fund the initial program and budget.

               (2)  Cash Calls.  After amounts available under
(1) are spent, the Operating Manager shall submit (before the last day of each month) a billing for estimated cash requirements for the next month, based on the current adopted program and budget. Within 10 days after receipt of each billing, each Member shall advance its proportionate share of the estimated amount. Time is of the essence for paying such billings. If the amount billed for estimated cash requirements was less than the actual amounts spent during that month, the Operating Manager may bill Members for the difference (so long as less than allowed under the 20 percent overrun test of Section 5.2(l), and Members shall pay their share of the difference within 10 days of receipt of billing. All advances, and all expenditures, shall be made from the one banking account to be maintained by the Company, unless and until additional banking accounts are authorized by the Operating Committee.

               (3) Failure to Meet Cash Calls. A Member that fails to meet cash calls in the amount and at the times specified by (2) above, shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to two percentage points over the Chaser Manhattan prime rate. The non-defaulting Member shall have the rights, remedies and elections specified under Article VIII.

     7.2  Capital Accounts.

          (a) A separate Capital Account will be maintained for each Member, which will be increased by (1) the amount of money contributed by such Member to the Company; (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code
Section 752); (3) allocations to such Member of Net Profits; and
(4) allocations to such Member of income described in Code
Section 705(a)(1)(B). Each Member's Capital Account will be decreased by (1) the amount of money distributed to such Member by the Company; (2) the fair market value of property distributed
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to such Member (net of liabilities secured by such property, that such Member is considered to assume or take subject to); (3) allocations to such Member of expenditures described in Code
Section 705(a)(2)(B); and (4) allocations to the Member's account of Net Losses.

          (b) In the event of a permitted sale or exchange of a Membership Interest or an Economic Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest or Economic Interest in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

          (c) The Manner in which Capital Accounts are to be maintained pursuant to this Section, is intended to comply with the requirements of Code Section 704(b) and accompanying Treasury Regulations. If the Company's accountants believe the manner in which capital Accounts are to be maintained should be modified in order to comply with the Code and Treasury Regulations, then the Capital Accounts accounting shall be modified, provided that no such change shall materially alter the economic agreement among the Members.

          (d) On liquidation of the Company (or any Member's membership Interest or Economic Interest Owner's Economic Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the members and Economic Interest Owners, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidations occurs. Liquidations proceeds will be paid within 60 days of the end of the taxable year (or if later, within 120 days after the date of the liquidation). The Company may offset damages for breach of the Operating Agreement by a Member or Economic Interest Owner whose interest is liquidated, against the amount otherwise distributable to such Member.

          (e) Except as otherwise required in the Utah Act, and subject to the provisions of this Agreement, no Member or Economic Interest Owner shall have any liability to restore all or any portion of a deficit balance in its Capital Account.


     7.3  Withdrawal or Reduction of Contributions to Capital.

          (a) A Member shall not receive out of the Company's property any part of its Capital Contribution until all Company liabilities, except liabilities to Members on account of Capital Contributions, have been paid or sufficient property remains in the Company to pay them.
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          (b)  A Member, irrespective of the nature of its
Capital Contribution, only has the right to demand and receive cash in return for its Capital Contribution.

     7.4 Distributions. Except for liquidating distributions under Section 7.2(d), all distributions of cash shall be made to Members pro rata in proportion to their respective Membership Interest. Distributable Cash shall be distributed by the Operating Manager, provided, that with respect to determining Distributable Cash available for distribution during the period that the special allocation of operating profits to Arrowstar under Section 8.1 is in effect, the Members agree that the Operating Manager shall only hold back such funds for Reserves as can be demonstrated as needed for Reserves, as defined under
Article I of this Agreement.

     7.5 Limitation on Distributions. No distribution shall be paid unless, after the distribution, the assets of the Company exceed all liabilities, except liabilities to Members on account of their contributions.


                          ARTICLE VIII
                      Membership Interests

     8.1 Initial Membership Interest; Allocation of Profits and Losses from Operations. The Members shall have the following Membership Interests, to which Company net profits and net losses for each fiscal year will be allocated: Canyon Homesteads, Inc. 50 percent, Arrowstar Investments, Inc. 50 percent, subject to a special allocation to Arrowstar of 90 percent of profits and losses from Company operations until Arrowstar receives cash equal to the amount of the First Cash Working Capital Arrowstar contributed and accrued interest pursuant to Subparagraph 7.1(b)(1) and then 75 percent of profits and losses from Company operations until Arrowstar receives cash equal to $215,000.00.

     8.2  Special Allocations to Capital Accounts.
Notwithstanding Section 8.1:

          (a) No allocations of loss, deduction and/or expenditures described in Section 705(a)(2)(B) of the Code shall be charged to the Capital Accounts of any Member is such allocation would cause such Member to have a Deficit Capital Account. The amount of such a loss, deduction and/or Code
Section 705(a)(2)(b) expenditure shall instead be allocated to any Members which would not have a Deficit Capital Account as a
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result of the allocation, in proportion to their respective
Capital Contributions, or, if no such Members exist, then to the Members in accordance with their interests in Company profits pursuant to Section 8.1.

          (b) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year, and if necessary, for subsequent years) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible. It is intended that this subsection be interpreted to comply with the alternate test for economic effect in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

          (c) If a Member would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that such Member is obligated to restore to the Company under Section 1.704-1(b)(2)(ii)(c) and such Member's share of minimum gain as defined in Section 1.704-2(g)(1) (which is also treated as an obligation to restore under 1.704-1(b)(2)(ii)(d)), the Capital Account of such Member shall be specially credited with items of Membership income (including gross income) and gain in the amount of such excess as quickly as possible.

          (d)  Notwithstanding any other provision of this
Section 8.2, if there is a net decrease in the Company's minimum gain per Section 1.704-2(d) of the Treasury Regulations in a taxable year, then the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member's share of the net decrease in Company minimum gain. This subsection is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company's minimum gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Operating Manager may (and shall if directed by the Management Committee) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Section 1.704-2(f)(4).
Operating Agreement
First-N-Last L.L.C.
Page 16

     8.3  Changes to Membership Interests.  A Member's Membership
Interest shall be changed as follows:

          (a) On a Member's election under Article VII to contribute less to an adopted program and budget than the percentage reflected by its Membership Interest, as follows: The Membership Interest shall be recalculated at the time of such election, by dividing (1) the sum of (a) the value of the Initial Capital Contribution, plus (b) the total of all further Capital Contributions, plus (c) the amount (if any) the Member elects to contribute to the current adopted program budget; by (2) the sum of (a), (b) and (c) for all Members; then multiplying the result by 100. The Membership Interests of the other Members then becomes the difference between 100 percent and the recalculated Membership Interest of the subject Member.

          (b) On a Member's default in making its agreed-upon contribution to an adopted program and budget, followed by an election by the other Member, as follows: If a Member defaults in paying a contribution or cash call required by an approved program and budget, or otherwise, the Member shall be in default. If the default is not cured within 10 days of receipt of a default notice from the non-defaulting member, the non-defaulting Member may elect from the following remedies:

               (1) The non-defaulting Member may advance the defaulted contribution on behalf of the defaulting Member, and treat the same as a demand loan with interest at two points over prime at Chase Manhattan Bank, secured by a lien on the defaulting Member's Membership Interest for the amount of the loan with interest (plus reasonable attorney's fees and other costs of collection). The defaulting Member shall execute such document loan will be due on or before the thirtieth day after demand is made.

               (2) The non-defaulting Member may elect by giving notice to the defaulting Member, to have the defaulting Member's Membership Interest reduced, by dividing (a) all the Member's Capital Contributions, by (b) Capital Contributions by all Members, including any amount contributed by the non-defaulting Member's Membership Interest by 50 percent (or such other number as represents the Membership Interest if it has been, prior to the current default, recalculated due to defaults). The Membership Interest of the non-defaulting Member shall thereupon become the difference between 100 percent and the defaulting Member's recalculated Membership Interest. Provided, that the defaulting Member can cure the default by paying the full amount, plus annual interest at two points above Chase Manhattan Bank Operating Agreement
First-N-Last L.L.C.
Page 17

prime, plus attorney's fees and other reasonable costs, in 30 days after default notice is given, without recalculation of its Membership Interest. If cure is between 30 and 60 days after notice, the curing defaulting Member's Membership Interest be 90 percent of the pre-default amount; if cure is between 61 and 90 days, such Interest shall be 75 percent of the pre-default amount; and if cure is between 91 and 120 days, such Interest shall be 60 percent of the pre-default amount. All other rights at law or equity of the non-defaulting Member shall be unaffected by proceedings under this subsection (2).

               (3) If a Member defaults by failure to perform an obligation other than involving the payment of money (a "non-monetary default"), and the defaulting Member fails to cure or being and finish curative actions within 30 days after notice from the non-defaulting Member, the non-defaulting Member may:
(a) terminate this Agreement; (b) purchase the defaulting Member's Membership for 75 percent of fair market value determined by an independent appraiser selected by the Management Committee, notwithstanding any thing to the contrary in this Operating Agreement, in the case of Arrowstar in no event shall 75 percent of the fair market value be less than Arrowstar's initial Capital Account until such time as Arrowstar has received $215,000.00 in profits; or (c) cure the default and charge the cure cost to the defaulting Member's Capital Account and credit such cost to the non-defaulting Member's Capital Account, in which event the defaulting Member's Membership Interest shall be recalculated in the same manner as under Section 8.3(a). Any exercise of the preceding rights shall not limit or affect the non-defaulting Member's rights at law and equity. All remedies shall be cumulative. Election of one or more remedies shall not cause waiver of any other remedies available.

               (4)  Transfer of less than all a Member's
Membership Interest.


                           ARTICLE IX
                  Dissolution and Termination

     9.1 Dissolution. The Company shall be dissolved upon occurrence of any of the following events:

          (a)  By unanimous written consent of Members;

          (b) At such time that more than 79 percent of the Capital Interests and interests in Company profits are owned by Economic Interest Owners; or
Operating Agreement
First-N-Last L.L.C.
Page 18

          (c) Upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or occurrence of any other event which terminates the continued membership of a Member in the Company (a "Withdrawal Event"), unless the business of the Company is continued by consent of all the remaining Members within 90 days after the Withdrawal Event, and there are at that time, at least two other Members.

          Notwithstanding anything to the contrary in this Operating Agreement, if a Member or Members owning Capital Interests in the aggregate constituting not less than two-thirds of such Interest vote to dissolve the Company at a meeting of the Management Committee, then all the Members shall agree in writing to dissolve the Company as soon as possible thereafter. Upon dissolution according to any of the preceding subparagraphs, and upon filing of necessary documents of intent to dissolve the Company with the Utah Secretary of State, the Company shall cease to carry on its business except as necessary to wind it up, but its separate existence shall continue until formal dissolution is effected by issue of certificate therefor by the Secretary of State or by court order.

     9.2  Winding up, Liquidation and Distribution of Assets.

          (a) Upon dissolution, an accounting shall be made by the Company's independent accountants of the Company accounts, assets, liabilities and operations, from the date of the last accounting until dissolution date. The Operating Manger shall immediately proceed to wind up the Company's affairs.

          (b) If the Company is dissolved and its affairs are to be would up, the Operating Manager shall:

               (1)  Sell or otherwise liquidate all Company
assets as promptly as practicable (unless assets should be distributed in kind to Members);

               (2) Allocate any profit or loss resulting from sales to Capital Accounts of Members and Economic Interest
Owners;

               (3) Discharge all Company liabilities, including liabilities to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingent or fixed liabilities of the Company and such Reserves shall be deemed Company expenses, for purposes of Capital Accounts calculations); and Operating Agreement
First-N-Last L.L.C.
Page 19

               (4)  Distribute the remaining assets in the
following order:

                    (i)  If any assets are to be distributed in
kind, the net fair market value shall be determined by independent appraisal or by Members' agreement. Such assets shall be deemed to have been sold as of the date of dissolution for fair market value, and the Capital Accounts shall be adjusted to reflect a deemed sale, so as to comply with the deemed sale

                    (ii)  The positive balance (if any) of each
Member's and Economic Interest Owner's Capital Account (after taking into account all Capital Account adjustments for the taxable year when the liquidation occurs) shall be distributed to Members, in cash or in kind, with in kind assets being valued at fair market value. Such distributions to Members in respect of Capital Accounts, shall be made in accordance with the time requirements stated by the Treasury Regulations.

          (c) Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year when the liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or any other Person whatsoever.

          (d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated, and thereafter necessary documents shall be prepared and filed with the Utah Secretary of State to cause the Company to cease to exist.


                           ARTICLE X
                Additional Members and Transfers

     10.1  Additional Members.  So long as the Membership
Interests of the initial two Members are both 50 percent, no additional Members shall be admitted without the consent of both
Members, and otherwise new Members may be admitted upon vote of the Management Committee.

Operating Agreement
First-N-Last L.L.C.
Page 20

     10.2 Transferability. Except as specifically provided herein, neither a Member nor an Economic Interest owner shall have the right to (i) sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer for consideration (hereafter, "sell"), or (ii) gift or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy), all or any part of its Membership Interest or Economic Interest:

          (a) Right of First Refusal. A Member which desires to sell all or any part of its Membership Interest or Economic Interest to a third party purchaser, shall give 30 days prior written notice to the nontransferring Member(s) of its (their) right of first refusal to purchase such Interest for the same consideration and on the same terms as offered a third party, and describe the amount of Interest to be sold and the identify the proposed transferee (including financial ability to meet the responsibilities of ownership). Exercise of the right of first refusal shall be first by the nontransferring members giving response notice of intent to exercise the right to the member giving original notice, on or before the close of business on the thirtieth day after original notice is received. The Interest must be purchased on or before the close of business on the thirtieth day after original notice is received. If either the response notice of intent to exercise is not given, or is given but the Interest is not purchased within the time provided, there shall be no right of first refusal for the nontransferring party to purchase the Interest (however, all subsequent transfers of such, and other, Interest shall be subject to such right of first refusal). Transfers of Interests to Member affiliates shall not be subject to this subparagraph.

          (b) CHI's right to purchase Arrowstar's Membership Interest. Notwithstanding any other provision of the Operating Agreement, if CHI needs to purchase Arrowstar's Membership Interest for any reason, Arrowstar agrees to sell its Membership Interest for the fair market value. For purposes of this Agreement fair market value shall be determined by an appraiser acceptable to Arrowstar and said appraisal shall be paid for by CHI. In no event shall the fair market value be less than Arrowstar's initial Capital Account until such time as Arrowstar has received $215,000.00 in profits.

          (c) No Transferee a Member Without Unanimous Consent. Notwithstanding any other provision of the Operating Agreement, if all remaining Members do not approve by unanimous written consent of the proposed sale of gift of a transferring Member's Membership Interest or Economic Interest to a transferee or donee Operating Agreement
First-N-Last L.L.C.
Page 21

which is not a Member immediately prior to proposed date of sale or gift, then the transferee or donee shall have no right to participate in management of the Company or to become a Member. Instead, such transferee or donee shall be an Economic Interest Owner.

                           ARTICLE XI
                         Miscellaneous

     11.1 Binding Agreement. This Operating Agreement shall be binding upon and shall inure to the benefit of the heirs, legal representative, successors and assigns, as applicable, of the respective Parties hereto, and any entities resulting from the reorganization, consolidation or merger of any Party hereto.

     11.2 Headings.  The headings used in this Operating
Agreement are inserted for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms or provisions of the Operating
Agreement.

     11.3 Severability.  The provisions of this Operating
Agreement are severable, and should any provision hereof be found to be void, voidable or unenforceable, such void, voidable or unenforceable provision shall not affect any other portion or provision of this Operating Agreement.

     11.4 Waiver. Any waiver by any Party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver or consent to any subsequent breach of this Operating Agreement on the part of the other party.

     11.5 Amendments. This Operating Agreement only can be amended in writing signed by all Members.

     11.6 Governing Law. This Operating Agreement shall be interpreted, construed and enforced according to the laws of the State of Utah.

     11.7 Attorney's Fees. In the event any action or proceeding is brought by either Party against the other under this Operating Agreement, the prevailing Party shall be entitled to recover attorney's fees and costs in such amount as the court may adjudge reasonable, whether incurred before, during or after such proceeding is commenced and conducted. Notwithstanding the preceding, the collecting attorney must be able to swim the mighty Colorado, across the widest and deepest point, with cement Operating Agreement
First-N-Last L.L.C.
Page 22

line boots and hands tied behind his or her back or in the alternative the attorneys must get the Parties to work together to resolve their differences.

     11.8 Counterparts. This Operating Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which shall together constitute one and the same instrument.

     11.9 Notices. Any notice, consent, request, objection or communication to be given by either Party to this Operating Agreement shall be in writing and shall be either delivered personally, by certified mail or by Airborne, Federal Express or other commercial overnight delivery service to the address of the Members as appearing on the books of the Company.

     11.10 Books and Records. Accounting records shall be kept in accordance with the Accounting Procedure attached to this Operating Agreement. Books and records required by Utah Act
Section 48-2b-119 shall be kept by the Operating Manger.

IN WITNESS WHEREOF, this Operating Agreement is executed in
Riverton, Wyoming on April 20, 1995. Counterpart execution is permitted.


CANYON HOMESTEADS INC.


   s/ A. E. Dearth
- ---------------------------------------
A.E. DEARTH, President


ARROWSTAR INVESTMENTS, INC.


   s/ Mark J. Larsen
- ---------------------------------------
Company
Mark J. Larsen, President